Three Canal Plaza
Portland, Maine 04101
(855) 328-7691
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INFORMATION STATEMENT
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November 1, 2017

This document is an Information Statement for the shareholders of the Acuitas International Small Cap Fund (the "Fund"), a series of Forum Funds II (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval by the Board of Trustees of the Trust (the "Board") of:

1.
Usonian Investments LLC ("Usonian") as a subadviser to the Fund, pursuant to an interim investment subadvisory agreement between Acuitas Investments, LLC ("the "Adviser") and Usonian, effective August 1, 2017 (the "Interim Subadvisory Agreement"); and

2.
Global Alpha Capital Management Ltd. ("GACM") as a subadviser to the Fund, pursuant to an investment subadvisory agreement between the Adviser and GACM, effective October 2, 2017 (the "New Subadvisory Agreement").

Under the Interim Subadvisory Agreement, Usonian provided subadvisory services to a portion of the Fund's portfolio (the "Managed Portion") through October 1, 2017. Under the New Subadvisory Agreement, GACM provides subadvisory services to the Managed Portion.

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of October 5, 2017 (the "Record Date") on or about November 1, 2017.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.
THIS IS FOR YOUR INFORMATION ONLY.

Background

Acuitas Investments, LLC, located at 520 Pike Street, Suite 1221, Seattle, WA 98101, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the "Advisory Agreement").  Under the Advisory Agreement, the Adviser is primarily responsible for the day-to-day management of the Fund. In addition, subject to the supervision of the Adviser and the Board, various asset managers serve as subadvisers to the Fund and are responsible for the day-to-day portfolio management of the Fund's assets, as further described in the Fund's prospectus. The portion of the Fund's portfolio managed by a subadviser will be determined from time to time by the Adviser, potentially in consultation with such subadviser, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and such subadvisers; and (iii) terminate and/or hire unaffiliated subadvisers without obtaining approval of the Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement ("Information Statement"). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the Interim Subadvisory Agreement and the New Subadvisory Agreement.

Information about the Adviser

The Adviser oversees the Fund's investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, as initially approved by the Board, including a majority of the independent Board members, on June 12, 2014, and most recently renewed by the Board at an in-person meeting held on June 15, 2017.

The Fund pays the Adviser an advisory fee of 1.20% of the average daily net assets of the Fund. The Adviser has contractually agreed to waive its fee and/or reimburse Fund expenses to limit the total annual fund operating expenses (excluding all taxes, interest, portfolio transaction expenses, acquired fund fees and expenses, proxy expenses, and extraordinary expenses) of Institutional Shares to 1.50% and Investor Shares to 1.75% through November 1, 2018. The Adviser may not discontinue or reduce its obligations under this waiver and reimbursement obligation without the approval of the Board.  The actual advisory fee rate paid by the Fund to the Adviser for the fiscal year ended June 30, 2017 was 0.70% as a result of the Adviser's expense waiver obligations. For the fiscal year ended June 30, 2017, the advisory fee owing to the Adviser under the Advisory Agreement was $530,627. Of this amount, $223,002 was waived in order to keep the expenses of the Fund within the above-referenced cap. The Adviser is responsible for payment of all sub-advisory fees and pays the subadvisers to the Fund directly out of the advisory fees it receives. The aggregate amount paid by the Adviser to its subadvisers for the fiscal year ended June 30, 2017 was 0.39%.

Information about the Subadvisers

Global Alpha Capital Management

Global Alpha Capital Management Ltd., 1800 McGill College Avenue, Suite 2310, Montreal Quebec, H3A 3J6 Canada, is a registered investment adviser under the Investment Advisers Act of 1940. GACM was founded in 2008 and provides investment advisory services to pooled vehicles, institutions and private clients. GACM is wholly-owned by Robert Beauregard and Connor, Clark & Lunn Financial Group, LP, and is not an affiliated person of the Adviser.

GACM employs a global ex-US small cap strategy for the Managed Portion of the Fund. This strategy uses a fundamental bottom-up approach, along with management interviews, to identify companies with features such as sustainable competitive advantage, clearly defined growth strategies, and a strong balance sheet. The portfolio managers at GACM who are responsible for the day-to-day management of the Managed Portion are Robert Beauregard, Qing Ji, and David Savignac.

No officers or Trustees of the Trust were officers, employees, directors, general partners, or shareholders of GACM. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which GACM, any parent or subsidiary of GACM, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of GACM.  The address of each individual listed below is c/o Global Alpha Capital Management Ltd., 1800 McGill College Avenue, Suite 2310, Montreal Quebec, H3A 3J6 Canada.

Name  Principal Occupation
John W. Stoddart           Director, Vice President
Michael W. Freund        Director
Patrick D. Robitaille        Corporate Secretary
Robert Beauregard          Director, President
David Savignac               Chief Compliance Officer
Eric R. Hasenauer            Vice President
Gary J. Simonette             Vice President

Usonian Investments LLC

Usonian Investments LLC, 180 N. Stetson, Suite 3500, Chicago, IL 60601, is registered as an investment adviser under the Investment Advisers Act of 1940. Usonian was founded in 2017 and provides investment advisory services to pooled vehicles, institutions, and individuals. Usonian is wholly-owned by active employees and is not an affiliated person of the Adviser.

For the period August 1, 2017 through October 1, 2017, Usonian employed a value-oriented global ex-US small cap strategy for the Managed Portion of the Fund. This strategy utilized a bottom-up, fundamental process seeking to invest in stocks that Usonian believed to be undervalued on a price to adjusted book basis and that had, in Usonian's opinion, minimal downside risk. The portfolio manager at Usonian that was responsible for the day-to-day management of the Managed Portion was Drew Edwards.

No officers or Trustees of the Trust were officers, employees, directors, general partners, or shareholders of Usonian. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Usonian, any parent or subsidiary of Usonian, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of Usonian.  The address of each individual listed below is c/o Usonian Investments LLC, 180 N. Stetson, Suite 3500, Chicago, IL 60601.

Name  Principal Occupation
Rami Natsheh   Chief Compliance Officer
Drew Edwards                  Chief Executive Officer and Managing Member

The Interim Subadvisory Agreement and the New Subadvisory Agreement
(together, the "Agreements")

The Interim Subadvisory Agreement between the Adviser and Usonian was effective for the period August 1, 2017 through October 1, 2017 and provided the Fund with uninterrupted investment subadvisory services pending the Adviser's selection of GACM as a long-term successor to Advisory Research, Inc. ("ARI"). The New Subadvisory Agreement between the Adviser and GACM became effective on October 1, 2017. Under the terms of the Interim Subadvisory Agreement, Usonian was responsible for, and under the New Subadvisory Agreement, GACM remains responsible for, among other things (i) making decisions with respect to all purchases and sales of securities and other investment assets with respect to the Managed Portion; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased in the Managed Portion and providing voting information to the Fund and its agents in relation to the Fund's annual proxy voting report filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act").

The Agreements provide that neither Usonian, nor GACM, as applicable (together, the "Subadvisers"), is responsible for any action taken or omitted with respect to the Trust, except for liability resulting from a Subadviser's bad faith, willful misfeasance or gross negligence in the performance of its duties or obligations under the Agreements or by reason of its reckless disregard of such duties and obligations. The Agreements do not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The terms of the Interim Subadvisory Agreement provided that it would continue in effect for a period of up to 150 days from the date of its effectiveness on August 1, 2017, or until the Board approved a new, permanent subadvisory agreement at an in-person meeting of the Board held for such purpose. The Board approved the New Subadvisory Agreement at an in-person meeting on September 14, 2017, to become effective on October 1, 2017. The terms of the New Subadvisory Agreement provide that it may continue in effect for an initial term of two years. Thereafter, the New Subadvisory Agreement will continue in effect only if approved annually by the Board or by vote of a majority of the outstanding voting shares of the Fund, and also, in either event, if approved by a majority of the Board who are not parties to the New Subadvisory Agreement or interested persons of any such party (the "Independent Trustees"). The New Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders or by the Adviser on 60 days' written notice to GACM, or by GACM on 60 days' written notice to the Trust. Pursuant to the Investment Company Act, the New Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of the Fund's Advisory Agreement with the Adviser.

Board Considerations in Approving the Interim Subadvisory Agreement

At the July 27, 2017 Special Telephonic Meeting of the Board of Trustees of Forum Funds II, the Board, including the Independent Trustees, considered the approval of the interim investment subadvisory agreement between Acuitas Investments, LLC ("Adviser") and Usonian Investments LLC ("Usonian") pertaining to the Fund (the "Interim Subadvisory Agreement") in accordance with Rule 15a-4 under the Investment Company Act of 1940 (the "1940 Act"). The Interim Subadvisory Agreement was being considered in connection with the anticipated termination of the subadvisory agreement between the Adviser and Advisory Research, Inc. ("ARI") due to the departure of the portfolio management team at ARI that was responsible for managing a portion of the Fund (the "Managed Portion"). In preparation for its deliberations, the Board requested and reviewed written responses from Usonian to a due diligence questionnaire circulated on the Board's behalf. The Board also discussed the materials with Fund/Trustee Counsel and, as necessary, with the Trust's administrator, Atlantic Fund Services. During its deliberations, the Board received an oral presentation from the Adviser and Subadviser and was assisted by the advice of Fund/Trustee Counsel.

In evaluating the Interim Subadvisory Agreement for the Fund, the Board reviewed written materials furnished by Usonian and the administrator, including information regarding Usonian's personnel, operations and financial condition. In addition, the Board recognized that the portfolio management team of Usonian was comprised of substantially the same personnel that were responsible for managing the Managed Portion as employees of ARI and, in this regard, the Board considered information provided by ARI at regularly scheduled meetings during the past year, including, among other things, information concerning the performance of the Managed Portion.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of Usonian and the Adviser and discussed Usonian's personnel, operations and financial condition. In this context, the Board considered the adequacy of Usonian's resources and the quality of services to be provided by Usonian under the Interim Subadvisory Agreement. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at Usonian who, as ARI employees currently have and under the Interim Subadvisory Agreement would continue to have, responsibility for the Managed Portion. The Board considered the Adviser's representation that the portfolio managers of ARI who are currently responsible for the Managed Portion would continue in that role. The Board considered the investment philosophy and decision-making processes of those professionals and the capability and integrity of Usonian's senior management and staff. The Board also evaluated the anticipated quality of Usonian's services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser's recommendation with respect to Usonian and noted that, since 2014, the portfolio managers who would be responsible for the Managed Portion had provided substantially similar services to the Fund. The Board noted Usonian's representation that it is financially stable and able to provide investment advisory services to the Fund.  The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by Usonian under the Interim Subadvisory Agreement.

Costs of Services and Profitability

The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the Interim Subadvisory Agreement. The Board thus did not consider information regarding the costs of services provided or profits to be realized by Usonian from its relationship with the Fund, noting instead the arm's-length nature of the relationship between the Adviser and Usonian with respect to the negotiation of the subadvisory fee rate that would apply. The Board, however, did consider the requirement under Rule 15a-4(b)(1)(i) of the Investment Company Act of 1940, as amended (the "1940 Act"), that the compensation to be received under an interim investment advisory agreement may be no greater than the compensation that the investment adviser would have received under the original agreement. The Board concluded that Usonian's projected profitability was not a material factor in determining whether or not to approve the Interim Subadvisory Agreement.

Performance

The Board considered the historical performance of the proposed portfolio managers of Usonian (while acting for ARI) in managing the Managed Portion of the Fund, including in particular, the Adviser's evaluation of the performance achieved by ARI for the Managed Portion, as provided to the Board by ARI at a meeting of the Board held on June 16, 2017. Based on the Adviser's evaluation of ARI's performance and other relevant facts and circumstances, the Board concluded that Usonian's management of the Managed Portion could benefit the Fund and its shareholders.

Compensation

The Board reviewed Usonian's proposed compensation for providing subadvisory services to the Fund and noted that, although the subadvisory fee received by Usonian would be slightly less than the subadvisory fee received by ARI, the total advisory fee paid by the Fund would not change because the subadvisory fees are paid by the Adviser and not the Fund. The Board thus did not consider information regarding the proposed compensation to be paid to Usonian as a result of its relationship with the Fund, noting instead the arm's-length nature of the relationship between the Adviser and Usonian with respect to the negotiation of the subadvisory fee rate that would apply to Usonian. The Board, however, did consider the requirement under Rule 15a-4(b)(1)(i) of the 1940 Act, that the compensation to be received under an interim investment advisory agreement may be no greater than the compensation that the investment adviser would have received under the original agreement. As a result, the Board concluded that the proposed compensation for providing subadvisory services to the Fund was not a material factor in considering the approval of the Interim Subadvisory Agreement.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the Interim Subadvisory Agreement. The Board determined that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate.  Based on the foregoing information, the Board concluded that economies of scale were not a material factor in approving the Interim Subadvisory Agreement.

Other Benefits

The Board noted Usonian's representation that it would not receive significant ancillary benefits as a result of its relationship with the Fund. As a result, other benefits accrued by Usonian were not a material factor in approving the Interim Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies subadvisers whose strategies it seeks to combine to achieve the Fund's investment objective, the Board gave significant weight to the Adviser's recommendation that Usonian be appointed as a subadviser to the Fund and to the Adviser's representation that the appointment of Usonian would positively contribute to the Adviser successfully executing the overall strategy of the Fund. Based on its review, including consideration of each of the factors referenced above, the Board (including a majority of the Independent Trustees) determined, in the exercise of its reasonable business judgment, that the subadvisory arrangement, as outlined in the Interim Subadvisory Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred by the Fund and such other matters as the Board considered relevant.

Board Considerations in Approving the New Subadvisory Agreement

At the September 14, 2017 Board meeting (the "September meeting"), the Board, including the Independent Trustees, met in person and considered the approval of a new investment subadvisory agreement between Acuitas Investments, LLC ("Adviser") and Global Alpha Capital Management Ltd. ("GACM") pertaining to the Fund (the "New Subadvisory Agreement"). The New Subadvisory Agreement was being considered in connection with the anticipated termination of an interim subadvisory agreement between the Adviser and Usonian Investments, LLC ("Usonian") due to the absence of one of the portfolio managers at Usonian that was previously responsible for managing a portion of the Fund (the "Managed Portion").  In preparation for its deliberations, the Board requested and reviewed written responses from GACM to a due diligence questionnaire circulated on the Board's behalf. The Board also discussed the materials with Fund/Trustee Counsel and, as necessary, with the Trust's administrator, Atlantic Fund Services. During its deliberations, the Board received an oral presentation from the Adviser and Subadviser and was assisted by the advice of Fund/Trustee Counsel.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of GACM and the Adviser and discussed GACM's personnel, operations and financial condition. In this context, the Board considered the adequacy of GACM's resources and the quality of services to be provided by GACM under the New Subadvisory Agreement. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at GACM who would have responsibility for the Managed Portion. The Board considered the investment philosophy and decision-making processes of those professionals and the capability and integrity of GACM's senior management and staff. The Board also evaluated the anticipated quality of GACM's services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser's recommendation with respect to GACM. The Board noted GACM's representation that it is financially stable and able to provide investment advisory services to the Fund.  The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by GACM under the New Subadvisory Agreement.

Costs of Services and Profitability

The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the New Subadvisory Agreement. The Board considered information regarding the costs of services provided or profits to be realized by GACM from its relationship with the Fund, although noting the arm's-length nature of the relationship between the Adviser and GACM with respect to the negotiation of the subadvisory fee rate that would apply. The Board concluded that GACM's profitability was not a material factor in determining whether or not to approve the New Subadvisory Agreement.

Performance

Recognizing that GACM was new and had not yet managed any portion of the Fund, the Board evaluated the Adviser's assessment of GACM's historical performance in managing a strategy similar to the one to be employed for the Managed Portion, noting the Adviser had expressed satisfaction with the performance of GACM and that the Adviser had recommended the approval of the New Subadvisory Agreement. Based on the Adviser's evaluation of GACM's performance and other relevant facts and circumstances, the Board concluded that GACM's management of the Managed Portion could benefit the Fund and its shareholders.

Compensation

The Board reviewed GACM's proposed compensation for providing subadvisory services to the Fund and noted that, although the subadvisory fee received by GACM would be slightly higher than the subadvisory fee received by Usonian, the total advisory fee paid by the Fund would not change because the subadvisory fees are paid by the Adviser and not the Fund. The Board considered information regarding the proposed compensation to be paid to GACM as a result of its relationship with the Fund, although noting the arm's-length nature of the relationship between the Adviser and GACM with respect to the negotiation of the subadvisory fee rate that would apply to GACM. As a result, the Board concluded that the proposed compensation for providing subadvisory services to the Fund was not a material factor in considering the approval of the New Subadvisory Agreement.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the New Subadvisory Agreement. The Board noted that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate.  Based on the foregoing information, the Board concluded that economies of scale were not a material factor in approving the New Subadvisory Agreement.

Other Benefits

The Board noted GACM's representation that, aside from its contractual subadvisory fees, it does not benefit in a material way from its relationship with the Fund. As a result, other benefits accrued by GACM were not a material factor in approving the New Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies subadvisers whose strategies it seeks to combine to achieve the Fund's investment objective, the Board gave significant weight to the Adviser's recommendation that GACM be appointed as a subadviser to the Fund and to the Adviser's representation that the appointment of GACM would positively contribute to the Adviser successfully executing the overall strategy of the Fund. Based on its review, including consideration of each of the factors referenced above, the Board (including a majority of the Independent Trustees) determined, in the exercise of its reasonable business judgment, that the subadvisory arrangement, as outlined in the New Subadvisory Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred by the Fund and such other matters as the Board considered relevant.

Fund Ownership Information

As of the Record Date, there were 4,591,741.466 shares outstanding of the Fund's Institutional Share class. There were no shares outstanding of the Fund's Investor Share class. Each share shall be entitled to one vote on any matter in which it is entitled to vote. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following table sets forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Institutional Shares
Name of Beneficial Owner	Number of Shares	Percentage of Class
National Financial Services, LLC – FBO Customers 499 Washington Blvd. Jersey City, NJ 07310	4,322,445.072	94.14%

Additional Information

Shareholders can find additional information about the Fund in the Fund's most recent annual report dated as of June 30, 2017, and in the Fund's semi-annual report dated as of December 31, 2017, when available. Shareholders may obtain copies of these materials free of charge by calling 1-844-805-5628 or writing to the Fund, c/o Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Fund.  Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds II, Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101, Attn:  Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 300, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.

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